EXHIBIT (2)(g)(3)

JOHN HANCOCK FINANCIAL OPPORTUNITIES FUND

AMENDMENT TO SUBADVISORY AGREEMENT

Appendix A referenced in Section 3 COMPENSATION OF SUB-ADVISER of the Fund’s Subadvisory Agreement dated December 31, 2005, is hereby amended, effective January 18, 2013, to reflect the following:

Fund	Percentage of Average Daily Gross Assets
John Hancock Financial Opportunities Fund Subadvisory	All Gross Assets [ ]%

“Gross assets” of the Fund means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility/commercial paper program or other forms of borrowings or the issuance of debt securities), (ii) the issuance of preferred shares or other similar preference securities, and/or (iii) any other means.

Executed this 18th day of January, 2013.

JOHN HANCOCK FINANCIAL OPPORTUNITIES FUND

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	Executive Vice President

JOHN HANCOCK ASSET MANAGEMENT
A DIVISION OF MANULIFE ASSET
MANAGEMENT (US) LLC

By:	/s/ Diane R. Landers
Name:	Diane R. Landers
Title:	Chief Administrative Officer

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Jeffrey H. Long
Name:	Jeffrey H. Long
Title:	Chief Financial Officer